Exhibit 10.1

Peoples State Bank

Focus Rewards Plan for Executive Officers

The Focus Rewards Plan for Executive Officers provides an annual cash incentive opportunity for executive officers of PSB Holdings, Inc. in their capacities as Bank officers.  Incentive compensation is determined under a formula that derives 80% of the incentive compensation amount from the achievement of the Bank’s net income target and 20% from the achievement of specific Bank-wide financial and non-financial goals.   The following table illustrates the potential incentive compensation at various levels of net income and selected levels of achievement of specific goals.  Incentive compensation is paid in cash following the determination of results under the plan for the preceding fiscal year.

% of Targeted Net Income	% of Specific Bank-Wide Goals Achieved
Before Bank-Wide Year-End Incentive Expense	25%	50%	75%	100%
	Incentive Compensation as a Percentage of Base Salary

Less than 95%	0.5%	1.0%	1.5%	2.0%
95%	2.1%	2.6%	3.1%	3.6%
97%	3.7%	4.2%	4.7%	5.2%
98%	5.3%	5.8%	6.3%	6.8%
99%	6.9%	7.4%	7.9%	8.4%
100%	8.5%	9.0%	9.5%	10.0%
102%	10.6%	11.3%	11.9%	12.5%
104%	13.6%	14.4%	15.2%	16.0%
106%	17.0%	18.0%	19.0%	20.0%
108%	21.3%	22.5%	23.8%	25.0%
110%	25.5%	27.0%	28.5%	30.0%